Exhibit 21

China Biologic Products Inc.
SUBSIDIARIES OF REGISTRANT

China Biologic Products Inc. is the parent. The subsidiaries of China Biologic Products Inc. are as follows:

	Jurisdiction of	Ownership Interest Held
Name	Incorporation or	By Its Immediate Parent
	Organization

Logic Express Ltd	BVI	100.0%
Logic Holdings (Hong Kong) Ltd	HK	100.0%
Shandong Taibang Biological Products Co., Ltd	Shandong PRC	82.8%
Xia Jin Plasma Company Ltd	Shandong PRC	82.76%
Qi He Plasma Company Ltd	Shandong PRC	82.76%
Zhang Qiu Plasma Company Ltd	Shandong PRC	82.76%
He Ze Plasma Company Ltd	Shandong PRC	82.76%
Yang Gu Plasma Company Ltd	Shandong PRC	82.76%
Huan Jiang Plasma Company Ltd	Guangxi PRC	82.76%
Fang Cheng Plasma Company Ltd	Guangxi PRC	66.21%
Pu Bei Plasma Company Ltd	Shandong PRC	82.76%
Shandong Medical Co., Ltd	Shandong PRC	82.76%
Xi'an Huitian Blood Products Co., Ltd	Shandong PRC	35.0%
Baishui Huitian Plasma Company Ltd	Shandong PRC	35.0%
Fuping Huitian Plasma Company Ltd	Shandong PRC	35.0%
Ankang Hanbing Huitian Yongdong Plasma Company Ltd	Guizhou PRC	35.0%
Guiyang Dalin Biologic Technology Co., Ltd.	Guizhou PRC	90.0%
Guiyang Qianfeng Biological Products Co., Ltd	Guizhou PRC	48.6%
Guizhou Qianfeng Renyuan Bio-Material Co., Ltd	Guizhou PRC	12.15%
Puding Qianfeng Plasma Company Ltd	Guizhou PRC	38.9%
Weining Qianfeng Plasma Company Ltd	Guizhou PRC	38.9%
Nayong Qianfeng Plasma Company Ltd	Guizhou PRC	38.9%
Huangping Qianfeng Plasma Company Ltd	Guizhou PRC	38.9%
Zhenyuan Qianfeng Plasma Company Ltd	Guizhou PRC	38.9%
Sansui Qianfeng Plasma Company Ltd	Guizhou PRC	38.9%
Danzhai Qianfeng Plasma Company Ltd	Guizhou PRC	38.9%
Logic Mangement Consulting (China)Co., Ltd.	Shandong PRC	100%